Exhibit 99.1

Ingles Markets, Incorporated Reports 47th Year of Record Sales, Plus Growth in Sales and Net Income for Fourth Quarter and Fiscal Year 2011

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 5, 2011--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported record fiscal 2011 sales of $3.56 billion, its 47th consecutive year of sales growth. Fourth quarter sales rose 5.8% to $905.8 million and net income increased 33.1% to $11.0 million compared with the fourth quarter of fiscal 2010. Net income for fiscal year ended September 24, 2011 increased 26.6% to $39.1 million compared with $30.8 million in fiscal 2010 totals.

Grocery segment comparable store sales (excluding gasoline) increased 2.2% for the fourth quarter and 2.3% for the full 2011 fiscal year, respectively, over the fourth quarter of fiscal 2010 and for the full 2010 fiscal year amounts.

Commenting on the results, Robert P. Ingle II, chief executive officer, said, “We are proud of both increased sales and profits, reflecting a fitting tribute to the way my father built and ran this company. We have a great group of managers and associates that continue to drive excellent results.”

Fourth Quarter Results

Net sales rose 5.8% to $905.8 million for the quarter ended September 24, 2011, compared with $856.0 million for the comparable quarter in fiscal 2010. Grocery segment comparable store sales, excluding gasoline sales, rose 2.2% compared with the fourth quarter of fiscal 2010. The growth in comparable store sales benefited from increases in average weekly customer visits and in the average purchase amount compared with the fourth quarter of fiscal 2010. Total and comparable store sales comparisons are affected by retail gasoline prices, which were approximately 37% higher during the fourth fiscal quarter of 2011 compared with the prior year.

Gross profit for the fourth quarter of fiscal 2011 totaled $202.4 million, an increase of $7.5 million compared with the fourth quarter of fiscal 2010. Gross profit as a percentage of sales was 22.4% for the fourth quarter of fiscal 2011 compared with 22.8% for the fourth quarter of fiscal 2010. Grocery segment gross margins, excluding gasoline, increased to 26.0% for the current-year quarter from 25.7% for the fourth quarter of fiscal 2010.

Operating and administrative expenses for the September 2011 quarter totaled $172.3 million, an increase of $5.2 million, or 3.1%, over the September 2010 quarter. Operating and administrative expenses as a percentage of sales were 19.0% for the fourth quarter of fiscal 2011, compared with 19.5% for the fourth quarter of fiscal 2010. The largest line item increases were personnel costs, repairs and maintenance, and insurance. All of these cost increases were associated with an increase in the number of stores and retail square footage. Ingles operated 203 stores and 11.0 million square feet of store space at the end of fiscal 2011, compared with 202 stores and 10.8 million square feet at the end of fiscal 2010.

Net rental income, other income and losses on asset disposals declined to $1.4 million in the fourth quarter of fiscal 2011, compared with $1.6 million for the 2010 fourth fiscal quarter, primarily due to lower rental income, offset by higher sales of waste plastic and packaging compared with the prior year.

Interest expense totaled $15.1 million for the fourth quarter of fiscal 2011, compared with $15.9 million for the fourth quarter of fiscal 2010. Over the year, the Company has either paid down or refinanced maturing debt at lower interest rates.

The Company’s effective tax rate was 33.5% for the fourth quarter of fiscal 2011, compared with 39.1% for the fourth quarter of fiscal 2010. The rate decrease is primarily due to an increase in tax credits in fiscal 2011.

Net income for the September 2011 quarter rose to $11.0 million, compared with net income of $8.2 million for the September 2010 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.47 and $0.45 per share, respectively, for the September 2011 quarter, compared with $0.35 and $0.34 per share, respectively, for the September 2010 quarter.

Annual Results

Net sales totaled a record $3.56 billion for the fiscal year ended September 2011, an increase of $169.9 million, or 5.0%, from $3.39 billion for the fiscal year ended September 2010. Fiscal year 2011 was Ingles’ 47th consecutive year of record sales. Grocery segment comparable store sales increased 2.3%, excluding gasoline sales where the retail per gallon price was approximately 27% higher. The number of customer transactions increased 0.4% and the average transaction size increased by $0.55, excluding gasoline sales.

Gross profit for the fiscal year ended September 24, 2011, increased $29.0 million, or 3.8%, to $791.9 million, or 22.2% of sales, compared with $762.9 million, or 22.5% of sales, for the fiscal year ended September 25, 2010.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit as a percentage of total sales (excluding gasoline) rose to 25.8% for fiscal 2011, compared with 25.5% for the comparable fiscal 2010 period. The Company has responded to the current competitive environment by keeping prices as low as possible in order to grow sales and market share. Comparative grocery gross margins were also affected by inflationary pressure on certain items and changes in sales mix among product categories. None of these factors was predominant, resulting in modest gross margin growth.

Operating expenses increased $22.7 million in fiscal 2011, compared with fiscal 2010, and were 19.0% of sales for fiscal 2011, compared with 19.3% of sales for fiscal 2010. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.1% of sales for fiscal 2011, compared with 22.0% for fiscal 2010. As noted in the fourth quarter comments, cost increases were associated with an increase in the number of stores and retail square footage. The most significant cost increases were personnel, insurance, and bank charges. At this point it is not clear if recent debit card “swipe fee” legislation will result in a decrease in the Company’s overall bank charges.

Net rental income, gains/losses on asset disposals and other income totaled $8.7 million for fiscal 2011, compared with $5.9 million for fiscal 2010. The increase is attributable to a $2.8 million gain on property sold in an eminent domain proceeding during fiscal 2011.

Interest expense totaled $62.0 million for the year ended September 24, 2011, compared with $64.9 million for the year ended September 25, 2010. Total debt at September 24, 2011 was $855.1 million compared with $817.5 million at September 25, 2010. Over the year, the Company has either paid down or refinanced maturing debt at lower interest rates.

The Company’s effective tax rate decreased to 35.7% for fiscal 2011, compared with 36.8% for fiscal 2010 due to additional federal tax credits available in fiscal 2011.

Net income for fiscal 2011 rose 26.6% to $39.1 million, compared with net income of $30.8 million for fiscal 2010. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $1.67 and $1.60 per share, respectively, for the year ended September 24, 2011, compared with $1.32 and $1.26 per share, respectively, for the year ended September 25, 2010.

Capital expenditures totaled $97.5 million and $92.0 million for fiscal 2011 and 2010, respectively. During fiscal 2011, Ingles opened four new, replacement or remodeled stores. The Company also began construction of a new distribution facility that is expected to open in 2012.

The Company has a line of credit facility totaling $175.0 million of which there were no amounts outstanding at September 24, 2011. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 24, 2011.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2011 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2011	2010	2011	2010

Net sales	$905,819	$855,966	$3,559,921	$3,390,052
Gross profit	202,420	194,910	791,876	762,927
Operating and administrative expenses	172,303	167,145	677,889	655,192
Rental income, net	411	639	1,854	1,767
Gain/loss from sale or disposal of assets	(1)	8	2,676	(55)
Income from operations	30,527	28,412	118,517	109,447
Other income, net	1,014	996	4,160	4,224
Interest expense	15,053	15,898	61,966	64,854
Income taxes	5,526	5,277	21,651	17,975
Net income	$10,962	$8,233	$39,060	$30,842

Basic earnings per common share – Class A	$0.47	$0.35	$1.67	$1.32
Basic earnings per common share – Class B	$0.43	$0.32	$1.52	$1.20
Diluted earnings per common share – Class A	$0.45	$0.34	$1.60	$1.26
Diluted earnings per common share – Class B	$0.43	$0.32	$1.52	$1.20

Additional selected information:
Depreciation and amortization expense	$21,596	$20,920	$85,408	$84,931
Rent expense	$3,598	$4,026	$15,016	$15,768

Condensed Consolidated Balance Sheets

	Sept. 24,		Sept. 25,
	2011		2010
ASSETS
Cash and cash equivalents	$12,421		$57,855
Certificates of deposit	–		6,000
Receivables-net	56,841		53,081
Inventories	303,166		286,431
Other current assets	16,936		19,603
Property and equipment-net	1,133,204		1,089,391
Restricted investments	75,731		–
Other assets	20,051		19,997
TOTAL ASSETS	$1,618,350		$1,532,358
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$34,376		$92,185
Accounts payable, accrued expenses and current portion of other long-term liabilities	256,120		226,789
Deferred income taxes	67,939		72,213
Long-term debt	820,744		725,314
Other long-term liabilities	7,225		6,776
Total Liabilities	1,186,404		1,123,277
Stockholders' equity	431,946		409,081
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,618,350		$1,532,358

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)